UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: July 19, 2011
(Date of earliest event reported)

Genesis Electronics Group, Inc.
(Exact name of registrant as specified in its charter)

      Nevada                        333-118993                41-2137356
(State or other jurisdiction  (Commission File Number)       (IRS Employer
 of incorporation)                                         Identification No.)

      5555 Hollywood Blvd.
      Suite 303
      Hollywood, FL 33021
(Address of principal executive offices (zip code)

(954) 272-1200
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
  ___ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  ___ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  ___ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
  ___ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Appointment of Certain Officers

On July 19, 2011, Edward C. Dillon resigned as president and chief executive officer of the registrant for personal reasons. The board of directors appointed Thomas Makmann as chief executive officer effective
July 20, 2011.   Mr. Dillon will remain as co-chairmen of the board of
directors with Raymond Purdon. Mr. Dillon served as its president and chief executive officer since May 2008, has helped the registrant develop its business and has been instrumental in the registrant's fund raising.

Mr. Makmann joined the registrant in July of last year as the chief operating officer of Genesis Electronics, Inc., its wholly owned subsidiary, with the primary responsibility of finalizing the product design and initiating production of the registrant's SunBlazer product. Mr. Makmann is a 30+ year computer, storage and Internet veteran with extensive start-up and early stage company experience. Mr. Makmann has held numerous senior management positions in public and private companies. In June 2004, Mr. Makmann co-founded iStorage Network, Inc., a software provider. iStorage Network, Inc. changed its name to QED Connect, Inc. Mr. Makmann has been chief executive officer and chairman of QED Connect, Inc. from January 2009 to present. From February 2002 to April 2004, Mr. Makmann was president and chief executive officer of Network Storage Solution, Inc., a network attached software company. Mr. Makmann served as president and chief operating officer of nStor Technologies Inc. (AMX) from September 2000 to February 2002, general manager of the Sytron Division of Rexon (AMX) from September 1993 to January 1996, vice president-mobile storage products for Maxtor Corporation (NASDQ) from June 1992 to May 1993 and vice president and vice president and general manager of Archive Corporation (NASDQ) from June 1981 to June 1988. Mr. Makmann earned a bachelor of science in mechanical engineering from Michigan Technological University in 1969.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 25, 2011

GENESIS ELECTRONICS GROUP, INC.

By:     /s/Thomas Makmann
        ------------------
Name:   Thomas Makmann
Title:  President & Chief Executive Officer